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                     August 17, 2022

       Michael Spellacy
       Chief Executive Officer
       Atlas Crest Investment Corp. II
       399 Park Avenue, 5th Floor
       New York, New York 10022

                                                        Re: Atlas Crest
Investment Corp. II
                                                            Form 10-K for the
Fiscal Year Ending December 31, 2021
                                                            Filed March 18,
2022
                                                            File No. 001-39999

       Dear Michael Spellacy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Chris Callesano